Exhibit 99.3

9 December 2016

WE ARE BECOMING A GLOBAL PLAYER

Dear Colleagues,

I am pleased to announce that we have reached an agreement to purchase Stillwater Mining, a leading palladium and platinum producer in North America.

This transaction is expected to create superior value for all our stakeholders by transforming Sibanye into a globally competitive, premier precious metal miner. Stillwater’s operations consist of two low-cost underground PGM mines (the Stillwater Mine and East Boulder Mine), with an organic growth project, the Blitz Project, currently in development and their reserves have the highest PGM grades in the world. Stillwater also owns a downstream metallurgical facility, the Columbus metallurgical complex, which includes one of the largest secondary recycling operations in the world.

Importantly, the Stillwater assets are cash generative and are expected to be able to finance any growth internally and over the longer term, are expected to contribute strongly to Sibanye`s cash flow and sustain our strategically important investment leading dividend payment.  The transaction will be funded through debt and then partly refinanced by Sibanye through a rights issue.

I have spent time at Stillwater and in addition to the operational excellence and upside potential in the operations, was pleased to note Stillwater`s commitment to its people, health and safety, which I believe complements our vision of creating superior value for all our stakeholders and is consistent with our CARES values. We are confident that acquiring an industry leading, top-tier asset, with added exposure in refining and recycling, will create value enhancement for all our stakeholders.

This transaction will position us as a South African mining company that is able to compete globally. Our commitment to our country remains firm and we will continue to grow our gold and platinum operations so that we can sustain jobs, ensure operational stability and continue to support our government and local communities through royalties and taxes and our social development programmes.

I look forward to welcoming the Stillwater team once the transaction is concluded. With your support, we have been able to be in a position where we are not only a leading South African company, but are able to use our local expertise to manage international businesses.

Sibanye — We are One

NEAL FRONEMAN

Chief Executive Officer

Notice

This documents for informational purposes only and does not constitute an offer to sell, or a solicitation of offers to purchase or subscribe for, securities in the United States or any other jurisdiction. Any securities referred to herein have not been, and will not be, registered under the US Securities Act of 1933 and may not be offered, exercised or sold in the United States absent registration or an applicable exemption from registration requirements.

This document does not constitute the solicitation of any vote, proxy or approval. In connection with the proposed transaction, Sibanye Gold Limited (“Sibanye”) intends to post to its shareholders a JSE Limited (“JSE”) Category 1 circular subject to the approval of the circular by the JSE and Stillwater Mining Company (“Stillwater”) intends to file with the Securities and Exchange Commission (the “SEC”) relevant materials, including a proxy statement. The JSE Category 1 circular and other relevant documents will be sent or otherwise disseminated to Sibanye’s shareholders and will contain important information about the proposed transaction and related matters. SHAREHOLDERS OF SIBANYE ARE ADVISED TO READ THE JSE CATEGORY 1 CIRUCLAR AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant documents will be sent or otherwise disseminated to Stillwater’s shareholders and will contain important information about the proposed transaction and related matters. SHAREHOLDERS OF STILLWATER ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, Sibanye shareholders may obtain free copies of the JSE Category 1 circular by going to Sibanye’s website at www.sibanye.co.za. The proxy statement and other relevant documents may also be obtained, free of charge, on the SEC’s website (http://www.sec.gov), when available. Stillwater shareholders may obtain free copies of the proxy statement once it is available from Stillwater by going to Stillwater’s website at www.Stillwater.com.

Sibanye, Stillwater and their respective directors and officers may be deemed participants in the solicitation of proxies of Sibanye’s and Stillwater’s respective shareholders in connection with the proposed transaction. Sibanye’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Sibanye in Sibanye’s Annual Report on Form 20-F, for the fiscal year ended December 31, 2015, which was filed with the SEC on March 21, 2016. Stillwater’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Stillwater in Stillwater’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 22, 2016. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement that Stillwater intends to file with the SEC.

This document includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target”, “will”, “forecast”, “expect”, “potential”, “intend”, “estimate”, “anticipate”, “can” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The forward-looking statements set out in this document involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of Sibanye and Stillwater, that could cause Sibanye’s or Stillwater’s actual results and outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this document.  Neither Sibanye nor Stillwater undertake any obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

This announcement confidential and intended solely for the use of the individual or entity to whom it is addressed. You may not, nor are you authorised to, deliver this announcement, electronically or otherwise, to any other person. If you are not the intended recipient, you are hereby notified that any use or dissemination of this communication is strictly prohibited. If you have received this announcement in error, please notify us immediately.

Policy Name